1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

November 21, 2018

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Funds (the “Trust”), a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of each Target Fund (as defined below), each a series of Forum Funds II, a Delaware statutory trust, to its corresponding Acquiring Fund (as defined below), each a series of the Trust, in exchange for Institutional Class shares of beneficial interest of the corresponding Acquiring Fund and the assumption of the Target Fund’s liabilities by its corresponding Acquiring Fund pursuant to the proposed reorganizations as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by and among the Trust, on behalf of the Acquiring Funds, and Forum Funds II, on behalf of the Target Funds, and, with respect to certain provisions of the Agreement, Gurtin Fixed Income Management, LLC d/b/a Gurtin Municipal Bond Management, LLC and Pacific Investment Management Company, LLC, as filed with the Registration Statement.

The Target Funds and the Acquiring Funds are defined and will be reorganized pursuant to the Agreement as set forth in the table below.

Target Fund	Acquiring Fund
Gurtin California Municipal Intermediate Value Fund	PIMCO Gurtin California Municipal Intermediate Value Fund
Gurtin California Municipal Opportunistic Value Fund	PIMCO Gurtin California Municipal Opportunistic Value Fund
Gurtin National Municipal Intermediate Value Fund	PIMCO Gurtin National Municipal Intermediate Value Fund
Gurtin National Municipal Opportunistic Value Fund	PIMCO Gurtin National Municipal Opportunistic Value Fund

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be registered pursuant to the Registration Statement (“Shares”), when it is made effective by the Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP